Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-145410 on Form S-8 of our report dated March 31, 2011, relating to the financial statements of Care Investment Trust Inc. and Subsidiaries appearing in the Annual Report on Form 10-K, as amended by Form 10-K/A, of Care Investment Trust Inc. as of December 31, 2010 (Successor), for the period from January 1, 2010 to August 12, 2010 (Predecessor), and for the period from August 13, 2010 to December 31, 2010 (Successor) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph concerning the change in basis of accounting).

/s/ Deloitte & Touche LLP

New York, New York

June 22, 2012